Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT
We have issued our reports dated February 28, 2008, accompanying the consolidated financial statements and schedules and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Willbros Group, Inc. on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the registration statements (Nos. 333-18421, 333-53748, 333-74290, 333-135543 and 333-139353) on Form S-8 and (Nos. 333-139499, 333-135540 and 333-147123) on Form S-3 of Willbros Group, Inc.
/s/ Grant Thornton LLP
Houston, Texas
February 28, 2008